Exhibit 99.1

January 29, 2014

Dear Stockholder,

At the beginning of 2013, we presented our stockholders with a road map and strategy for how we believed we could maximize long term stockholder value. In light of that, over the last 12 months, we have announced several important events including:

•	Focusing our asset sectors on retail, lodging and student housing;

•	Announcing a transaction to sell $2.1 billion of our net lease assets;

•	Selling an apartment portfolio for $460 million; and

•	Completing more than $1.1 billion in acquisitions.

In connection with our board’s review of an additional liquidity option for our stockholders, this letter serves as notice that we are suspending our current share repurchase program, which is available to stockholders in the event of death or for stockholders that have a “qualifying disability” or are confined to a “long-term care facility.” Pursuant to the terms of the plan, the suspension will not go into effect until 30 days after the date of this letter. We expect to be able to update you on any actions that the board takes, which we expect to be determined in the next 30 – 60 days. We also anticipate reinstating the plan later in the year.

As always thank you for your support and if you have any questions please don’t hesitate to contact our Investor Services team at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor